Exhibit 2.1

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

Execution Version

Purchase and Sale Agreement

R.E. Gas Development, LLC., a Delaware limited liability company herein referred to as “Purchaser” and SWEPI LP, a Delaware limited partnership, herein referred to as “Seller”, enter into this Purchase and Sale Agreement, herein referred to as the “Agreement,” dated as of August 11, 2014. Seller and Purchaser may also be referred to herein individually as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Seller owns certain oil and gas interests in Beaver, Venango, Mercer, Lawrence and Butler Counties, Pennsylvania and Columbiana and Mahoning Counties, Ohio, together with related assets and properties, herein collectively referred to as the Assets (as defined below); and

WHEREAS, in accordance with the terms and provisions hereof, Purchaser desires to purchase the Assets, and Seller desires to sell and assign to Purchaser the Assets.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to the sale and transfer of the Assets to Purchaser on the terms and conditions set forth in this Agreement as follows:

ARTICLE 1: Property Description

A.	Property Being Assigned. Subject to the terms and conditions set forth herein, Seller agrees to sell and assign to Purchaser the Assets, effective as of the Effective Date.

B.	Exclusion from the Property. Notwithstanding anything herein to the contrary, any and all Excluded Assets are hereby excluded and nothing in this Agreement shall be interpreted to apply to those interests.

C.	Effective Date. The effective date of the sale of the Assets shall be effective as of 7:00 am, local time where the Oil and Gas Interests are located, on July 1, 2014 (the “Effective Date”).

D.	Certain Defined Terms. Capitalized terms used in this Agreement or in the Attachments or Exhibits hereto but not otherwise defined herein or therein shall have the meanings attributed to them in Attachment A attached hereto.

ARTICLE 2: Purchase Price

A.	Purchase Price. The total purchase price for the Assets shall be One Hundred Twenty Million Dollars and 00/100 ($120,000,000.00) (the “Unadjusted Purchase Price”) payable to Seller at Closing and subject to adjustments as provided for below and in Article 8, and as are reflected in the Preliminary Accounting and the Final Accounting (the Unadjusted Purchase Price, as so adjusted, being the “Purchase Price”).

B.	Allocated Values. Attachment E sets forth Purchaser’s good faith allocation of the Unadjusted Purchase Price among the Assets (with respect to any of the Assets, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”). Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

C.	Certain Adjustments to the Purchase Price.

(i)	Except as specifically provided for in the next succeeding paragraphs, anything herein to the contrary notwithstanding, all Hydrocarbon production revenue and Property Expense produced from or attributable to any part of Assets and relating to the period prior to the Effective Date shall be owned by and borne by Seller (“Seller Amounts”) and all similar Hydrocarbon production revenue and Property Expense, produced from or attributable to the Assets and relating to the period after the Effective Date, shall be owned by and borne by Purchaser (“Purchaser Amounts”).

(ii)	Seller shall gauge all merchantable Hydrocarbon and non-hydrocarbon substances associated with the Mineral Interests in storage as of the Effective Date, and the Unadjusted Purchase Price shall be adjusted upwards at the Closing by an amount equal to the value of Hydrocarbons gauged, based upon the contract price in effect as of the Effective Date. Substances in treating and separation equipment below pipeline connections as of the Effective Date shall not be considered merchantable and shall become the property of the Purchaser. Five (5) Business Days prior to Closing, Seller shall furnish Purchaser with a good faith estimated accounting (“Preliminary Accounting”), prepared in a manner consistent with Seller’s past accounting practices, showing (i) the estimated Seller Amounts, (ii) the estimated Purchaser Amounts, (iii) the estimated adjustment for Hydrocarbons in storage as of the Effective Date, (iv) Assets excluded because of the exercise of preferential rights pursuant to Section 6 of Attachment “G”; (v) the estimated adjustment for imbalances pursuant to Section 2(C)(vi); (vi) the estimated adjustment for suspended funds pursuant to section 2(C)(vii); (vii) any other upward or downward adjustments to the Unadjusted Purchase Price as provided by this Agreement. The Preliminary Accounting is subject to final adjustment as provided in Section 2(C)(iii) below.

(iii)	Seller and Purchaser shall use all reasonable efforts to accomplish a single final accounting and cash adjustment for the period between the Effective Date and the Closing no later than ninety (90) days after the Closing Date to accomplish the purposes of Section 2(C) and of this Agreement (“Final Accounting”). Parties shall cooperate to avoid split month accounting for revenue. To that end, in the event Closing does not occur on the first day of a calendar month, Seller will market Hydrocarbon production, pay associated royalties for the calendar month in which Closing occurs on Purchaser’s behalf, and Seller’s remittance of the amount of production sales, less royalties, paid by Seller to Purchaser will be included in the Final Accounting adjustments. Seller shall prepare the Final Accounting and submit it to Purchaser for acceptance. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting. Purchaser shall have the right to audit the Final Accounting. The Parties’ failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its desire to audit or of its disagreement (an “Accounting Notice”) to Seller prior to such date. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice that sets out a disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If an Accounting Notice is received by Seller in a timely manner, then, following any requested audit, the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Seller and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

(iv)	During the sixty (60) days following the date of receipt by Seller of an Accounting Notice which requests an audit, Seller shall make available the necessary records to permit the audit and Seller and Purchaser shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit. If, at the end of such sixty (60) day period, Seller and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a mutually agreed neutral accountant (the “Accounting Referee”) for review and final binding resolution. The Accounting Referee shall be a certified public accountant who is an employee or partner of a recognized independent public accounting firm. In the event the Parties cannot agree upon the Accounting Referee, each Party will appoint a neutral accountant who meets the criteria set forth in the foregoing sentence and the two selected accountants shall appoint a third accountant meeting the foregoing criteria to be the “Accounting Referee.” All determinations and adjustments with respect to allocating items to the period before or after the Effective Date shall be in accordance with generally accepted accounting principles, consistently applied, and this Agreement. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.

(v)	If a Party receives any proceeds or pays any additional expenses for or on behalf of the other Party, it shall promptly invoice the other Party for such expenses (who shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting).

(vi)	The Parties agree that the Unadjusted Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to (i) any in-kind product imbalances, as measured by the applicable commodity increment (mmbtu, barrel, gallon), existing as of the Effective Date relating to applicable pipelines, processing plants and condensate stabilization facilities multiplied by (ii) the then current monthly commodity price, net of any transportation fees and location differentials, settled under Seller’s contracts relating to deliveries of each such product to the applicable pipeline, processing plant and condensate stabilization facility.

(vii)	On the Closing Date, the Unadjusted Purchase Price will be adjusted downward by an amount equal to all the funds (including interest owed thereon, if any) held in legal suspense by Seller on the date hereof, as set forth on Schedule Q, as such amounts may have increased or decreased between the date of this Agreement and the Closing Date, and that, as of the Closing Date, have not been thus paid or disbursed.

D.	Taxes.

(i)	All Taxes (except state income or federal income taxes, gross margin taxes, franchise taxes or gross receipts taxes) pertaining to the Assets or Hydrocarbon production from the Assets and similar obligations are Seller’s responsibility where attributable to the period prior to the Effective Date and Purchaser’s responsibility where attributable to the period after the Effective Date (regardless of when assessed on the Assets or Hydrocarbon production). To the extent possible, amounts relating to such Taxes shall be included in the Final Accounting, but the Final Accounting shall not constitute a final settlement of Tax liability as allocated between the Parties pursuant to this Section 2(D). Each Party shall be responsible for its own state income or federal income taxes, gross margin taxes, franchise taxes or gross receipts taxes.

(ii)	Purchaser shall be responsible for paying Transfer Taxes or other fees, if any, that are payable upon or because of the transfer of any of the Assets to Purchaser. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes. “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

(iii)	Seller and Purchaser agree to allocate the Final Purchase Price and any liabilities assumed by Purchaser under this Agreement (which constitutes liabilities for federal income Tax purposes) based on the Allocated Values provided that no more than 10% of the Purchase Price shall be allocated to tangible property and no less than 90% shall be allocated to the Mineral Interests. Seller and Purchaser each agree to report the Tax consequences of the transactions contemplated herein consistent with this Section 2(D) and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party, or with such other Party’s prior consent.

(iv)	Purchaser and Seller will cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise taxes) and any audit, litigation or other proceedings.

(v)	If a Party receives a refund (whether as a refund, credit, offset, or otherwise) of Taxes for which the other Party is liable pursuant to this Section 2(D) then the recipient shall promptly pay to the other Party the amount of such refund, less any reasonable costs incurred in obtaining the refund.

(vi)	If Taxes, other than income taxes based on the sale of the Oil & Gas Interests from Seller to Purchaser, for which either Seller or Purchaser has an indemnification obligation under this Section 2(D) is paid by the respective indemnified Party (or any Affiliate of the indemnified Party), then, the indemnifying Party will make a payment to the indemnified Party for such Tax within thirty (30) business days after the indemnifying Party receives a written request for payment from the indemnified Party.

(vii)	Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties hereto set forth in this Section 2(D) will survive until thirty (30) calendar days following the expiration of the applicable Tax statute of limitations date, and will not be subject to any limitations, conditions, or requirements contained in other Sections of this Agreement.

ARTICLE 3: Closing

A.	Conditions to Closing.

(i)	The obligations of Purchaser to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)	The representations and warranties of Seller described in Article 6 that are qualified by materiality or with reference to a Material Adverse Effect shall be true and accurate and those not so qualified shall be true and accurate in all material respects as of the Closing Date and Seller shall have performed in all material respects those covenants and agreements of Seller set forth herein that are required to be performed at or prior to Closing.

(b)	Except for approvals and consents customarily obtained after Closing, all filings with any Governmental Authority and other consents of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)	No material suit, action, litigation or other proceeding by any third party shall be pending before any Governmental Authority seeking injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)	Seller shall have delivered, or is ready, willing, and able to deliver, to Purchaser, the deliverables of Sellers set forth in Section 3(B).

(e)	All consents and approvals described on Schedule C shall have been obtained.

(f)	Purchaser shall have received a copy of the properly and fully executed and delivered Gas Gathering and Processing Agreement between Seller and [REDACTED]*, as amended by Amendment No. 1 to Gas Gathering and Processing Agreement.

(ii)	The obligations of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)	The representations and warranties of Purchaser set forth in Article 6 that are qualified by materiality or with reference to a Material Adverse Effect shall be true and accurate and those not so qualified shall be true and accurate in all material respects as of the Closing Date and Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed at or prior to Closing.

(b)	Except for approvals and consents customarily obtained after Closing, all filings with any Governmental Authority and consents necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)	No material suit, action, litigation or other proceeding by any third party shall be pending before any Governmental Authority seeking injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)	Purchaser shall have delivered, or is ready, willing, and able to deliver, to Seller, the deliverables of Purchaser set forth in Section 3(B).

B.

Closing. Subject to the satisfaction (or waiver by the applicable Party) of the conditions set forth in Section 3(A), unless otherwise mutually agreed, the Closing shall be held on a date that is thirty (30) days after the date of execution of this Agreement (or if such date is not a Business Day, the following Business Day) (the “Closing Date”), at the offices of Seller at 150-C N. Dairy Ashford, Houston, Texas 77079. The time and place for the closing and consummation of the sale transactions contemplated in this Agreement (the “Closing”) may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Date. The following shall take place at the Closing:

(a)	Seller and Purchaser shall execute and deliver the transfers, assignments and bills of sale, using the forms attached hereto as Exhibit “2” (the “Assignment”) in sufficient counterparts to facilitate recording in the applicable counties covering the Assets;

(b)	Seller and Purchaser shall execute and deliver such forms, declarations, bonds, or other documents as are necessary to (i) transfer operation of the Assets to Purchaser after the Closing including PA DEP form 5500-PM-OG0010, and (ii) to ensure the release of any Seller Guaranties which must be replaced by Purchaser as set forth in Schedule P;

(c)	An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 3(A)(i)(a) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Purchaser;

(d)	An authorized officer of Purchaser shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 3(A)(ii)(a) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;

(e)	Purchaser shall pay to Seller by wire transfer an amount equal to the Unadjusted Purchase Price, as adjusted by the Preliminary Accounting, and less the Performance Deposit (as described in Section 8 of Attachment “G”);

(f)	Purchaser and Seller shall execute and deliver the Transition Services Agreement, if needed, the Bi-Lateral Access Agreement (as described in Section 7 of Attachment “G”), and the Seismic License Agreement, in forms and substance to be mutually agreed to by the Parties prior to Closing;

(g)	Seller shall execute and deliver the Non-Foreign Affidavit attached as Attachment F, and such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties;

(h)	Seller will execute and deliver a deed granting the Fee Interests to Purchaser, substantially in the form attached hereto as Exhibit “3”;

(i)	Seller shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by Seller or its Affiliates affecting the Assets, in form and substance reasonably acceptable to Purchaser; and

(j)	Purchaser and Seller shall executed and deliver an assignment, in a mutually agreeable form, conveying the Gas Gathering and Processing Agreement, as amended by Amendment No. 1 to Gas Gathering and Processing Agreement, to Purchaser in a form and substance to be mutually agreed to by the Parties prior to Closing.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

ARTICLE 4: Further Assurances

Seller and Purchaser each agree to execute and deliver to the other all other documents necessary to fully vest in Purchaser the rights, obligations and benefits, to be acquired pursuant to this Agreement.

ARTICLE 5: Certain Covenants

As applicable under the respective provisions, the Seller and Purchaser hereby agree to perform the respective pre-Closing and Post-Closing covenants and agreement set forth in Attachment “G” attached hereto and made a part hereof.

ARTICLE 6: Representations by Seller and Purchaser

A.	Incorporated Representations and Warranties. Seller and Purchaser hereby make their respective representations and warranties set forth in Attachment “D” attached hereto and made a part hereof.

B.	No Other Representations or Warranties. Seller and Purchaser make no further representations or warranties except as is expressly set forth in this ARTICLE 6 and except for the special warranty of title granted in the conveyances described in Article 3 and Exhibit “2”, and in particular, without limiting the generality of the foregoing, Seller hereby negates any other representations or warranties, whether contained in any information, memoranda, or otherwise, except for those set forth in this ARTICLE 6 (and except for the special warranty of title granted in the conveyances described in Article 3 and Exhibit “2”) with respect to any data, or information supplied by Seller relating to the Assets or any portion thereof; the quality, quantity or recoverability of oil or natural gas, and the value of the Assets or the future cash flow therefrom. EXCEPT AS SET FORTH IN THIS ARTICLE 6 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE GRANTED IN THE CONVEYANCES DESCRIBED IN ARTICLE 5, THE SALE OF THE ASSETS IS WITHOUT REPRESENTATION OR WARRANTY BY SELLER OF ANY KIND EXPRESS OR IMPLIED AS TO INCOME POTENTIAL, OPERATING EXPENSES, USES, ENVIRONMENTAL CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THIS SALE IS OTHERWISE MADE “WHERE IS,” “AS IS” AND “WITH ALL FAULTS,” AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE 7: Title and Environmental Review

The Parties agree that Purchaser’s right to review the title and environmental conditions relating to the Assets are subject to the terms and provisions of Attachment “B” attached hereto and made a part hereof.

ARTICLE 8: Taxes, Costs and Fees

A.	Brokers. Each Party shall pay and indemnify and hold the other Party harmless from any commission or brokerage fee it has incurred in connection with this transaction.

B.	Possible Exchange. Each of the Parties reserves the right to structure the transaction contemplated under the terms of this Agreement as a like-kind exchange (“LKE”) pursuant to §1031 of the Code, and regulations promulgated thereunder, with respect to all or a portion of the Assets at any time prior to the Closing Date. In order to effect a LKE, the non-electing Party shall cooperate and do all acts as may be reasonably required or requested by the Party electing for a LKE with regard to effecting such LKE, including, but not limited to, permitting such Party to assign any or all its rights under this Agreement to a qualified intermediary (“QI”) of such Party’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, that Purchaser’s possession of the Assets will not be delayed by reason of any such LKE. Purchaser reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to all or a portion of the Assets to Purchaser’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37, 2000-2 C.B. 308) (“QEAT”) in connection with effecting a LKE. Seller and Purchaser acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release Seller or Purchaser from, or expand, any of their respective liabilities and obligations to each other under this Agreement. Any Party not participating in the LKE shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the another Party’s LKE, and the Party electing to consummate the sale as a LKE agrees to hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from the LKE.

C.	Filing of Tax Returns; Payment of Taxes. Purchaser will prepare or cause to be prepared all Tax Returns (other than income and franchise Tax Returns) with respect to the Assets if such Tax Returns (i) are required to be filed by Purchaser or its affiliates after the Closing Date or (ii) are required to be filed after the Closing Date and relate to any Straddle Period. Seller will prepare or cause to be prepared all Tax Returns with respect to the Assets that are due on or before the Closing Date. Not later than 30 (thirty) calendar days prior to the due date for payment of Taxes with respect to any Tax Returns with respect to a Straddle Period, Purchaser will provide or cause to be provided to Seller, for Seller’s review, and approval, which approval may not be unreasonably withheld, (1) copies of the preliminary Tax Returns and associated supporting information, and (2) information that supports the allocation of the Taxes between Seller and Purchaser. Provided that Seller approves the filing of the Tax Returns with respect to a Straddle Period, not later than 20 (twenty) calendar days prior to the due date for payment of Taxes with respect to any Tax Returns with respect to a Straddle Period, Seller will pay to the Purchaser the amount of any Taxes with respect to such Seller period as a result of the items described in paragraph (D) of ARTICLE 2 (except to the extent Seller has paid or will pay such Taxes prior to or on the due date).

ARTICLE 9: Indemnification

A.	General Indemnity By Seller. UPON CLOSING, SELLER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER, ITS AFFILIATES, SUCCESSORS AND ASSIGNS, AND THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF EACH (THE “PURCHASER INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS WHICH DIRECTLY OR INDIRECTLY ARISE OR RESULT FROM OR ARE CAUSED BY (i) SELLER’S USE, OPERATION, MAINTENANCE, OCCUPATION, OWNERSHIP OR ABANDONMENT OF THE ASSETS ARISING OR ATTRIBUTABLE TO PERIODS PRIOR TO THE EFFECTIVE DATE, INCLUDING, WITHOUT LIMITATION, WITH REGARD TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, (ii) INTERESTS OR ASSETS EXCLUDED FROM THE TRANSACTIONS UNDER THIS AGREEMENT, (iii) ANY BREACH OR DEFAULT BY SELLER OF ANY OF ITS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, (iv) ANY RETAINED OBLIGATIONS, OR (v) ANY BREACH OR DEFAULT BY SELLER OF ANY OF ITS COVENANTS UNDER THIS AGREEMENT, IN ALL CASES, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL FAULT OR RESPONSIBILITY OF SELLER PURCHASER OR ANY OTHER PERSON, EXCEPT TO THE EXTENT THE SAME IS CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT OF PURCHASER.

B.	General Indemnity By Purchaser. UPON CLOSING, PURCHASER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES, SUCCESSORS AND ASSIGNS, AND THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF EACH (THE “SELLER INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS WHICH DIRECTLY OR INDIRECTLY ARISE OR RESULT FROM OR ARE CAUSED BY (i) PURCHASER’S USE, OPERATION, MAINTENANCE, OCCUPATION, OWNERSHIP OR ABANDONMENT OF THE ASSETS ARISING OR ATTRIBUTABLE TO PERIODS ON AND AFTER THE EFFECTIVE DATE, INCLUDING, WITHOUT LIMITATION, WITH REGARD TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND COMPLIANCE WITH ENVIRONMENTAL LAWS ATTRIBUTABLE TO ACTIONS AND OPERATIONS CONDUCTED AFTER THE EFFECTIVE DATE, (ii) ANY BREACH OR DEFAULT BY PURCHASER OF ANY OF ITS REPRESENTATIONS, AND WARRANTIES UNDER THIS AGREEMENT, OR (iii) ANY BREACH OR DEFAULT BY PURCHASER OF ANY OF ITS COVENANTS UNDER THIS AGREEMENT, IN ALL CASES, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL FAULT OR RESPONSIBILITY OF PURCHASER, SELLER OR ANY OTHER PERSON, EXCEPT TO THE EXTENT THE SAME IS CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUDULENT CONDUCT OF SELLER.

C.	Definitions for this Article.

1.	“Affiliate” will mean a Party’s “Parent Company” and “Affiliated Companies.” “Parent Company,” “Affiliated Companies” and “Controlling Interest” will have the following meanings:

i.	A Party’s “Parent Company” will mean any and all entities having a direct or indirect “Controlling Interest” in such Party,

ii.	A Party’s “Affiliated Companies” will mean any and all entities in which the Party or the Parent Company of such Party has a direct or indirect “Controlling Interest;” and

iii.	“Controlling Interest” will mean a legal or beneficial ownership of fifty percent (50%) or more of the voting stock or other voting rights in an entity.

2.	“Claims” will mean any and all claims, demands, loss, liability, liens, judgments, settlements, suits, causes of action, fines, penalties, compliances, costs, and any costs, expenses and fees associated with the investigation, defense and resolution of the foregoing, including without limitation, reasonable attorney’s fees. Claims may be based on any theory of tort, contract, strict liability, statutory liability (including, without limitation, fines, penalties, obligations or requirements) or any other basis for liability and will include, without limitation, any Claims arising, occurring or resulting from, related to or based on the injury, disease, or death of any persons (including, without limitation, the indemnifying party’s employees, agents and representatives) or damage to, loss or destruction of any property, real or personal (including, without limitation, the indemnifying party’s property).

3.	“Third Party” will mean any person (other than a Party or its Affiliates) including, without limitation, any natural person, business entity (corporation, partnership, trust, sole proprietorship or other business entity), any federal, state or local governmental entity, agency or administrative body, an employee of Purchaser or of Seller, a former employee of Purchaser or of Seller, or the respective legal representatives, heirs, beneficiaries or estates of such persons.

D.	Indemnity/Liability Limitation.

1.	Dollar Amount. The Seller’s aggregate indemnity to Purchaser under Section 9(A)(i), 9(A)(iii) (other than with regard to representations and warranties set forth in [REDACTED]*), and 9(A)(v) (other than with regard to Articles [REDACTED]* of this Agreement and [REDACTED]*) are collectively limited to [REDACTED]*. The Seller’s aggregate indemnity to Purchaser under Section 9(A)(iii) with regard to representations and warranties set forth in [REDACTED]* and Section 9(A)(v) with regard to Articles [REDACTED]* of this Agreement and [REDACTED]* are collectively limited to [REDACTED]*.

2.	Time.

i.

Any Claim by Purchaser under this Agreement for an indemnity or a liability under Section 9(A)(i) (other than with regard to the environmental condition of the Assets and compliance with Environmental Laws) 9(A)(iii) (other than with regard to representations and warranties set forth in [REDACTED]* attached hereto and made a part hereof, and other than with regard to the representation and warranty set forth in Article 1(i) of Attachment “D” attached hereto with respect to Environmental Laws), and 9(A)(v) (other than with regard to Articles [REDACTED]* of this Agreement and [REDACTED]*) must be made within [REDACTED]* of the Closing Date or shall be deemed waived. Claims for indemnity for the above matters asserted within the time specified above shall survive for so long thereafter as is necessary to fully resolve the asserted Claims.

ii.	Purchaser shall be deemed to have waived any claim under this Agreement for an indemnity or a liability under Section 9(A)(i) with regard to the environmental condition of the Assets and compliance with Environmental Laws and under Article 1(i) of Attachment “D” with respect to Environmental Laws unless Purchaser delivers written notice, together with written document including reasonable details, of such Environmental Defect(s) on or before 5:00 pm, Eastern Time, on the date that is [REDACTED]* (the “Environmental Claim Date”). Purchaser shall have no right to submit such notice unless the aggregate Environmental Defect Amounts for all of the Environmental Defect(s) collectively exceeds [REDACTED]*. To the extent Purchaser delivers written notice to Seller under this Section 9(D)(2)(ii) regarding an Environmental Defect or environmental Claim as described herein prior to the Environmental Claim Date, the Parties acknowledge that the act of Closing will not be deemed a waiver of any of Purchaser’s rights or Claims with respect to the subject matter of such notice or the Claims described therein, and Seller’s indemnification obligation shall continue after the Closing with respect to any matter for which Purchaser has provided written notice to Seller prior to the Environmental Claim Date under this Section 9(D)(2)(ii). To the extent Seller provides written notice of its desire to cure, Seller shall have the right, but not the obligation, to attempt to cure any Environmental Defect(s) within [REDACTED]* before proceeding any further with a Claim submitted under this indemnity.

iii.	Claims made for any other indemnities shall survive until the applicable statute of limitations (including any extensions) and shall not otherwise be limited.

E.	Seller’s Participation. Seller will have the right at all times, if it so elects and without relieving the Purchaser of its obligations to defend hereunder, to participate in the preparation and the conduct of any hearing or trial related to these indemnification provisions, as well as the right to appear on its own behalf at the hearing or trial. Any such participation or appearance by Seller will be at its sole cost and expense.

ARTICLE 10: Parties and Interests

Subject to subsection 13(D) below, this Agreement will inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and assigns. However, no assignment by any Party will relieve any Party of any duties or obligations under this Agreement.

ARTICLE 11: Termination of Agreement

A.	Termination. This Agreement may otherwise be terminated at any time after the Execution Date and before the Closing Date only:

(i) by the mutual written consent of the Seller and Purchaser;

(ii) by Seller, at Seller’s option, if any of the conditions set forth in Section 3(A)(ii) have not been satisfied on or before the Closing Date, provided, however, if this failure is due to a breach by Purchaser which results in Seller’s conditions under Section 3(A)(ii)(a) not being satisfied, then following not less than ten (10) days prior written notice to Purchaser and Purchaser fails to cure within such period;

(iii) by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 3(A)(i) have not been satisfied on or before the Closing Date; provided, however, if this failure is due to a breach by Seller which results in Purchaser’s conditions under Section 3(A)(i)(a) not being satisfied, then following not less than ten (10) days prior written notice to Seller and Seller fails to cure within such period;

(iv) by either Seller or the Purchaser, if under the HSR Act or otherwise, the Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (“DOJ”) shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 11(A)(iv), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding). For purposes of clarity, issuance of a second request by either the FTC or the DOJ shall not constitute a proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement; and

(v) by either Seller or the Purchaser, upon written notice to the other, if the Closing shall not have occurred on or before September 15, 2014.

Notwithstanding the foregoing, no Party shall be entitled to terminate this Agreement under Sections 11(A)(ii), 11(A)(iii), or 11(A)(v) above, if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 3(A)(i)(a), if Seller is then seeking termination, or Section 3(A)(ii)(a), if Purchaser is then seeking termination.

B.	Effect of Termination. If this Agreement is terminated pursuant to Section 11(A), this Agreement shall become void and of no further force and effect, except for the provisions of this Article 11, Article 12, and Sections 13(C), 13(F), 13(I), 13(L), 13(M) and Section 8 of Attachment “G”, and all other waivers, disclaimers and releases that are in bold and/or that are capitalized in this Agreement. In connection with termination of this Agreement prior to Closing, the Performance Deposit shall be paid and distributed in accordance with the provisions of Section 8 of Attachment “G”.

ARTICLE 12: Choice of Law

THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS.

ARTICLE 13: Miscellaneous

A.	Captions. Captions have been inserted for reference purposes only and will not define or limit the terms of this Agreement.

B.	Partial Invalidity. If any provision of this Agreement is held invalid, such invalidity will not affect the remaining provisions.

C.	Modification; Entire Agreement. This Agreement cannot be modified or amended except by a written instrument duly executed by Seller and Purchaser. This Agreement, the Exhibits, Attachments and Schedules attached and incorporated herein, and the instruments delivered at or in connection with the Closing hereunder contain the final and entire agreement of the Parties with respect to the subject matter of this Agreement, and shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement.

D.	Assignment. Neither Seller nor Purchaser, without the prior written consent of the other Party, will assign any right or obligation under this Agreement, or attempt to delegate any duty to be performed under this Agreement. Consent to assign will not be unreasonably withheld by either Party. Any attempted assignment or delegation without such consent will be void and of no effect. Notwithstanding the above, however, after Closing, Purchaser may assign its rights under this Agreement to its assignee of any of the Assets; however, this Agreement shall remain in effect between Purchaser and Seller regardless of such assignment, and such permitted assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to Seller under this Agreement.

E.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original instrument, but all of which together will constitute but one and the same instrument.

F.	Expenses. Except as otherwise expressly provided herein, all expenses incurred by each Party in connection with the transaction contemplated herein, including, without limitation, attorney’s fees, are for the account of the Party incurring the same and the Party incurring such expenses will defend, indemnify and hold harmless the other Party from and against such expenses.

G.	No Recording. This Agreement will not be recorded or filed by any Party or their successors or assigns, in or with any public or governmental office, officer, agency or records repository without the prior written consent of the other Party.

H.	Survival; Binding. All representations, indemnifications, covenants, obligations and promises of the Parties set forth in this Agreement will survive Closing. All documents conveying, transferring or assigning the Assets will incorporate by reference the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

I.

Dispute Resolution. Any controversy, dispute or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions and any agreements attached as Exhibits hereto), or the breach or termination thereof (a “Dispute”) shall be settled pursuant to the terms of this Section 13(I). Upon a Dispute arising, either Party shall have the right to submit written notice to the other of the existence of a Dispute, together with relevant information or documentation in the possession of such Party (an “Initial Dispute Notice”). Following the receipt of an Initial Dispute Notice, the senior management of the two Parties shall meet within thirty (30) days thereafter, and attempt to resolve or settle the Dispute. If the Dispute is not resolved within such thirty-day period following the Initial Dispute Notice, then the Dispute shall be settled pursuant to arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The arbitration shall be held in Houston, Texas, or at some other location as mutually agreed upon by the Parties. There shall be three arbitrators. Seller and Purchaser shall each select an arbitrator, and those arbitrators shall select the third arbitrator. To the extent the Parties’ Dispute(s) concern matters of (i) oil and gas law, geology and/or petroleum engineering and/or (ii) environmental law and/or environmental science, then each arbitrator must be trained and knowledgeable in such matters. The arbitrators shall determine the Dispute of the Parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law. The arbitrators shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any Dispute of a defending Party (including any counterclaim or set-off) shall be tolled while the arbitration is pending. The obligation to arbitrate any Dispute shall extend to the successors, assigns and third party beneficiaries of the Parties. The Parties shall use their reasonable commercial efforts to cause the obligation to arbitrate any Dispute to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, losses, damages or expenses, as provided under Article 9 herein. The arbitrators shall order the Parties to promptly exchange copies of all documents regarding the materials in dispute, potential facts, witness lists and expert witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing any or all listed witnesses, both fact and expert, within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrators upon a finding of good cause. Each Party shall bear its own costs, expenses and attorney’s fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney’s fees in connection with such court proceeding. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days). Except as required by law (and then only after prior notice to the other Party), no Party shall disclose the facts of the underlying dispute or the contents or result of the arbitration without the prior consent of all Parties. If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision. In the event of a lawsuit by a third party against one of the Parties, that Party may implead the other Party or, if there is no impleader, the other Party may intervene in the lawsuit. Nothing in this Agreement shall restrict a Party’s right to introduce all evidence and to make all arguments that a Party believes are appropriate in representing its defenses against a third party’s claim. However, to the extent possible, the Parties shall arbitrate any dispute between them arising out of a third party’s lawsuit. Such arbitration must be commenced between thirty (30) and sixty (60) days after the conclusion of the third party’s lawsuit. All statutes of limitations and defenses based upon the passage of time, including any such defense based upon the terms of this arbitration clause, shall be tolled while the third party’s lawsuit is pending and for sixty (60) days thereafter.

J.	Notice Provision. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the Party charged with such notice and addressed as follows:

a. Seller:	SWEPI LP

P.O. Box 804
Warrendale, PA 15095
Attn: Land Manager
Fax: 724.933.6780

b. Purchaser:	R. E. Gas Development, LLC
c/o Rex Energy Corporation
366 Walker Drive
State College, PA 16801

Tel: 814.278.7267
Attn: Sr. Vice President, Land & Business Development
Email: fshodges@rexenergycorp.com
Copy: General Counsel
Email: jmcdonough@rexenergycorp.com

K.	No Third Party Beneficiaries. This Agreement is not intended to benefit any party not named herein and shall not be interpreted to grant any rights or benefits to any third party not named herein.

L.	Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

M.	Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

N.	Public Announcements. The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, such Party shall obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable Law or stock exchange regulation; provided that a Party required to make such a disclosure shall consult with the other Party prior to making such disclosure.

O.	Exhibits and Attachments. The Exhibits and Attachments listed below are attached to this Agreement and incorporated herein by reference:

a.	Attachment “A”- Certain Defined Terms

b.	Attachment “B”- Title and Environmental Due Diligence

c.	Attachment “C”- Certain Excluded Assets

d.	Attachment “D”- Representations and Warranties

e.	Attachment “E”- Allocated Values

f.	Attachment “F”- Non-foreign Affidavit

g.	Attachment “G” - Certain Covenants

h.	EXHIBIT “1”- Parts 1-5 THE ASSETS

i.	EXHIBIT “2” ASSIGNMENT CONVEYANCE AND BILL OF SALE

j.	EXHIBIT “3” MINERAL DEED

k.	EXHIBIT “4” CONTRACTS

l.	EXHIBIT “5” FORM OF GAS GATHERING AND PROCESSING AGREEMENT

m.	EXHIBIT “5-A” FORM OF AMENDMENT No.1 To GAS GATHERING AND PROCESSING AGREEMENT

n.	EXHIBIT “6” PROSPECT AREA

o.	EXHIBIT “7” ACCESS AGREEMENT

p.	Schedule A – [Intentionally Omitted]

q.	Schedule B – [Intentionally Omitted]

r.	Schedule C – Consents

s.	Schedule D – Lawsuits

t.	Schedule E – [Intentionally Omitted]

u.	Schedule F – Contracts and Restrictions

v.	Schedule G – Status of Leases

w.	Schedule H – [Intentionally Omitted]

x.	Schedule I – Compliance with Laws

y.	Schedule J – Preferential Rights to Purchase

z.	Schedule K – Wells and Equipment; Production; Take or Pay

aa.	Schedule L – Gas Imbalances

bb.	Schedule M – Plugging and Abandonment

cc.	Schedule N – Reversionary Interests

dd.	Schedule O – Dormant Wells

ee.	Schedule P – Bonds and Guaranties

ff.	Schedule Q – Suspended Funds

gg.	Schedule 2(c) – Purchaser Consents

[SIGNATURE BLOCKS APPEAR ON FOLLOWING PAGE]

Seller:

SWEPI LP

By:	/s/ Paul Van Hoorn
Printed Name:	Paul Van Hoorn
Title:	Attorney-in-Fact
Date:	August 11, 2014

Purchaser:

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Thomas C. Stabley
Printed Name:	Thomas C. Stabley
Title:	Chief Executive Officer
Date:	August 11, 2014

ATTACHMENT “A”

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms shall have the following meanings attributed to them:

a) “Affiliate(s)” means any Person that (a) controls, either directly or indirectly, a Party, or (b) is controlled, directly or indirectly, by such Party, or (c) is, directly or indirectly, controlled by a Person that directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a Person.

b) “Allocated Value(s)” shall have the meaning set forth in Section 2(B).

c) “Amendment No. 1 to Gas Gathering and Processing Agreement” means Amendment No. 1 to Gas Gathering and Processing Agreement in substantially the form attached hereto as Exhibit 5-A, which amends the Gas Gathering and Processing Agreement.

d) “Assets” means the following, to the extent transferable, other than Excluded Assets:

(i) the respective Working Interests and Net Revenue Interests in, together with any other right title or interest of Seller in, the oil and gas leases, subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place that are described on Exhibit 1- Part 1, including all pooled or unitized acreage that includes all or a part of any such interests or other rights (the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests, together with any corresponding rights of Seller in and to the lands and interests covered by such Leases or allocable thereto (the “Lands”); and it is expressly acknowledged and agreed that, in addition to the interests described above, term Mineral Interests and Lands is intended to include any right, title and interest of Seller in and to any other oil and gas lease (or lands covered thereby), overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests, surface interests and other interests insofar as they cover such Lands, located within the Prospect Area, whether or not described on Exhibit 1-Part 1;

(ii) the fee mineral interests described on Exhibit 1-Part 2 (the “Fee Interests”);

(iii) the respective Working Interests and Net Revenue Interests described on Exhibit 1-Part 3 in, together with any other right title or interest of Seller (whether or not such interest or well is described on Exhibit 1-Part 3) in the oil, gas, water, CO2, disposal, injection or other wells located on, pooled or unitized with or allocable to any of properties described in subparagraphs (i) and (ii) above (the “Wells” and together with the Mineral Interests and Fee Interests, the “Oil and Gas Interests”), including any wells that have been temporarily or permanently abandoned, and including without limitation the working interests or overriding royalty interests in the wells listed on Exhibit 1-Part 3;

(iv) the surface fee interests listed on Exhibit 1-Part 4, and the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

(v) the equipment, machinery, fixtures, gas gathering systems, pipelines, manifolds, processing units, compression facilities and other tangible personal property and improvements located on or allocable to the Properties or used in connection therewith, which include the facilities listed in Exhibit 1-Part 5 (the “Equipment”);

(vi) all contracts and agreements to the extent relating to the Assets being assigned including without limitation, the contracts included on Schedule G, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way, consent orders and all other instruments pertaining to the Assets, including, without limitation, those described in Exhibit 4 (collectively, the “Basic Documents”) and all rights accruing thereunder;

(vii) the materials and equipment inventory, if any, located on the Properties as of the Effective Date;

(viii) all Hydrocarbons within, produced from or attributable to the Mineral Interests or Wells from and after the Effective Date, and all oil in stock tanks as of the Effective Date;

(ix) Seller’s books and records of any kind relating to the above-described Assets whether electronic or hard-copy, including without limitation, the lease records, files, abstracts, title records, well logs, production records, accounting records, regulatory files, environmental files, seismic, subject to the Seismic License Agreement, gravity maps, electric logs, and other geological and geophysical data and other records pertaining exclusively to the Assets, including any observer’s notes; excluding however:

A. any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

B. except for title opinions, environmental reports or analysis, and any other matters being assumed by Purchaser, all legal records and legal files, including but not limited to all work product of and attorney client communications with Seller’s counsel, related to Excluded Assets or Retained Obligations;

C. data and records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons;

D. any data, information and records to the extent relating to the Excluded Assets;

E. records containing Seller’s economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information; or

F. any such records (including without limitation Seller’s proprietary geological or geophysical interpretations or similar data and information) that are transferrable only upon consent, payment of a license, transfer or other fee or royalty to a third Person, or transferrable only if Purchaser executes a license, royalty or other agreement with a third Person, unless Purchaser pays such fee or royalty or executes such license;

(The data, records, files, software and information referred to in clauses (A) through (F) above are referred to herein as the “Excluded Records,” and subject to such exclusions, the data, records, files, software and information described in this subsection (viii) are referred to herein as “Records”); and

(x) any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefore (“Governmental Authorizations”).

e) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in Houston, Texas.

f) “Closing Date” has the meaning set forth in Section 3(B).

g) “Code” means the Internal Revenue Code of 1986, as amended.

h) “Environmental Defect” means and includes with respect to an Asset (including in connection with operation of the Wells or the Equipment) any: (i) non-compliance with applicable Environmental Laws, or (ii) condition that exists with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that causes any Assets to be subject to obligations to take or could give rise to an obligation to perform, any response, removal, construction, closure, disposal or other remedial action under Environmental Laws. Costs related to plugging, abandoning, decommissioning, or remediation of the Wells listed in Schedule M will not be considered an Environmental Defect; provided, however that any costs or Claims relating to remediation of environmental impacts to Third Parties caused by or related to the condition of the West 1 Well shall qualify as Environmental Defects and shall be subject to the terms and provisions of Article 9 of this Agreement.

i) “Environmental Defect Amount” means the value of an Environmental Defect, determined in accordance with the following:

(i) if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) the Environmental Defect Amount shall be based upon applicable Environmental Law in effect at the Effective Date;

(iii) the Environmental Defect Amount shall include the cost to achieve compliance of the Assets affected by such Environmental Defect (together with any other properties affected thereby) with applicable Environmental Laws;

(iv) in addition, the estimated costs of remediating the Environmental Defect shall be based upon the costs to remediate and restore the surface and groundwater of the Assets (together with any other properties affected thereby) to a condition required by applicable Laws and Contracts and industry practices; and

(v) the Environmental Defect Amount shall also include Claims of Third Parties, as well as any fines and penalties that may be assessed in connection therewith.

j) “Environmental Laws” means and includes any and all local, state or federal Laws and Governmental Authorizations issued thereunder relating to the prevention of pollution; the preservation and restoration of environmental quality; the protection of human health or safety, threatened or endangered species, or environmentally sensitive areas; the remediation of contamination; or the handling, transportation, disposal or release into the environment of Hazardous Materials (as hereinafter defined), including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule or regulation or order of any Governmental Authority, specifically including, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.§ 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Migratory Bird Treaty Act, 16 U.S.C. §§ 703–712, the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq., the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq., any and all provisions of any similar local, state or federal laws, rules or regulations, and any governmental requirement to take any clean-up or other action with respect to any of the Assets.

k) “Environmental Records” means and includes all environmental records in Seller’s possession, custody or control related to the Assets, including, without limitation, administrative or judicial orders, correspondence with regulatory agencies, permits or other authorizations, plans, assessments, reports (including audit, spill, and incident reports), studies, results of investigations or audits, analyses and test results relating to (i) past or present environmental conditions (including pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the production, storage, transportation, treatment, discharge, release, spill, seepage, escape, emission, emptying, or leaching of or exposure to any Hazardous Material on, at, in or under any of the Properties, including in connection with operation of the Equipment; (ii) environmental, health and safety compliance management related to the Assets; and (iii) environmental, health and safety compliance of the Assets generally; provided, however, that the definition of Environmental Records will be subject to any Excluded Records.

l) “Excluded Assets” means and includes:

(i) the Excluded Records;

(ii) any of the Assets which are excluded from this Agreement and the sale transactions contemplated herein; and

(iii) those interests and properties described in Attachment “C”.

m) “Execution Date” means the date of execution of this Agreement.

n) “Gas Gathering and Processing Agreement” means the Gas Gathering and Processing Agreement in substantially the form attached hereto as Exhibit 5, which amends and/or amends and restates the current Gathering and Processing Agreement between [REDACTED]* and Seller.

o) “Governmental Authority” means any national government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

p) “Hazardous Materials” means any substance or material, including petroleum or petroleum-derived substance or waste, that is designated, classified, or characterized as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws, that is otherwise regulated under Environmental Laws.

q) “Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

r) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

s) “Mineral Interests” shall have the meaning set forth in the definition of Assets.

t) “Net Revenue Interest” means the aggregate fractional or percentage ownership of Seller, immediately prior to the Effective Date of the right to receive hydrocarbon production (either in-kind or the share of proceeds from sales of hydrocarbon production) from the applicable Oil and Gas Interest after the deduction of all burdens upon such Oil and Gas Interest such as royalties, overriding royalties, net profits interests or similar burdens on production. The Net Revenue Interests set forth in Exhibit 1 shall reflect the extent to which they are subject to any back-in or reversionary interests.

u) “Oil and Gas Interest” shall have the meaning set forth in the definition of Assets.

v) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

w) “Property Expense” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, bonuses and shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS, that are attributable to the operation of the Assets conducted during the period in question, and shall include overhead for such period based upon the applicable joint operating agreement and COPAS.

x) “Prospect Area” means the geographical area depicted on Exhibit 6 attached hereto.

y) “Retained Obligations” means any and all costs, damages, obligations, expenses (including, without limitation, attorney fees, court costs and other costs of investigation or defense), claims, lawsuits, settlements, or liabilities of any kind whatsoever related to or arising from:

(i) the Excluded Assets;

(ii) any pending or threatened suits, arbitrations, audits and proceedings, whether or not listed on Schedule D;

(iii) Taxes attributable to any period (or portion thereof) ending on or before the Effective Date and any income, franchise or similar taxes of Seller; and

(iv) personal injury, illness or death or damage to property occurring during Seller’s operations of the Assets prior to Closing.

z) “Seller Guaranties” means any and all guaranties, letters of credit, bonds, cash deposits, and other sureties, indemnities and credit assurances provided to any Governmental Authority, by Seller or any of its Affiliates related to the Assets.

aa) “Straddle Period” means the Tax period beginning before and ending after the Closing Date.

bb) “Tax” means (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, including any federal, state or local income tax, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

cc) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

dd) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

ee) “Wells” has the meaning set forth in the definition of “Assets”.

ff) “Working Interest” means the aggregate fractional or percentage obligations of Seller to bear costs and expenses for maintenance and development of, and operations relating to, the applicable Oil and Gas Interest immediately prior to the Effective Date. The Working Interests set forth in Exhibits 1 shall reflect the extent to which they are subject to any back-in or reversionary interests.

ATTACHMENT “B”

ACCESS AND REVIEW

1. Title Review. Immediately following the execution and delivery of this Agreement, unless consent is required from a third party operator, which Seller will diligently seek to obtain, Seller shall make available to Purchaser copies of all files, records, data and information including but not limited to oil and gas leases, lease options, top leases, proof of payment, affidavits of heirship, title opinions, rental receipts, royalties, overriding royalties, net profits interests, production payments, reversionary interests and other similar burdens on production, correspondence and other title material in Seller’s possession or control relating to the Assets (collectively, “SWEPI Title Data”). The SWEPI Title Data shall be provided by Seller to Purchaser hereunder, at Seller’s offices or, where available, in electronic form, without representation or warranty as to the accuracy, completeness or correctness thereof. Seller shall also provide Purchaser copies of all consents and approvals required in connection with the transactions under this Agreement obtained by Seller.

2. Environmental Review. Immediately following the execution and delivery of this Agreement, unless consent is required from a third party operator, which Seller will diligently seek to obtain, and subject to the terms of the Access Agreement in the form attached to this Agreement as Exhibit “7” to be entered into by the Parties in connection with the execution of this Agreement, Seller shall afford to Purchaser and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Purchaser’s Representatives”) the right, at reasonable times during normal business hours, at Purchaser’s sole cost, risk and expense, to access the Assets and all Records in Seller’s or any of its Affiliates’ possession or control, including, without limitation, all Environmental Records, so Purchaser may conduct a review of the environmental condition of the Properties and the compliance of the Properties and the Equipment (as these terms are defined in the definition of Assets) with Environmental Laws (the “Pre-Acquisition Review”). The scope of the Pre-Acquisition Review includes:

(a) the right to enter all or any part of the Assets and to inspect, inventory, investigate, perform Phase I environmental assessments, study and examine the same and the operations conducted thereon, including the operation of the Equipment, and to conduct an evaluation of other site issues that may affect present or future operations, and to review the compliance status with respect to the Assets. Purchaser shall have no right to conduct any invasive environmental sampling or testing (e.g. Phase II environmental assessment) on any Properties without the prior consent of Seller, which consent may not be unreasonably withheld. Seller shall have twenty-four (24) hours in which to respond to Purchaser’s request to perform any invasive environmental sampling or testing and any failure to respond in such time frame will be deemed to be a consent to such invasive sampling or testing. To the extent that any invasive environmental sampling or testing (e.g. Phase II environmental assessment) on any Properties is requested or desired by Purchaser and is denied by Seller or is still pending results that cannot reasonably be obtained by the Environmental Claim Date, and Purchaser includes in its written notice of environmental Claims to Seller under Section 9(D)(2)(ii) a reference to Purchaser’s request or intent to conduct certain invasive environmental sampling or testing (e.g. Phase II environmental assessment) on any Properties including reasonable detail around the location, scope and basis for the need to perform such invasive environmental sampling or testing, then any Claims or Environmental Defect Amounts that may arise from any conditions that may be identified or discovered as a result of such any such invasive environmental sampling or testing (e.g. Phase II environmental assessment) on any Properties shall be deemed timely asserted and preserved under Section 9(D)(2)(ii) and may continue to be pursued by Purchaser under this Agreement after Closing (provided that such tests must be completed, and any matters, conditions, Claims, or Environmental Defect Amounts related thereto must be definitively known and disclosed to Seller by 75 days after Closing) provided, however, that Seller shall have the right to contest that the denial of Phase II activities was reasonable in any proceeding to resolve such a dispute; and

(b) the right, subject to compliance with applicable Laws, to inspect and review either at Seller’s offices at reasonable times and upon reasonable advance notice, or by electronic means, all of the Records, including the environmental records relating to the Assets.

ATTACHMENT “C”

CERTAIN EXCLUDED ASSETS

Thorn Hill Office, located at 190 Thorn Hill Road, Warrendale 15086

Surface Interests for Tax Parcels 480-S1-A38-0000, 480-S1-A38C-0000, and 480-S1-A38E-0000

ATTACHMENT “D”

REPRESENTATIONS AND WARRANTIES

1. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser, both as of the date of this Agreement and as of the Closing, the following:

a.	Organization. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing in all jurisdictions where the nature of its Assets or business requires it.

b.	Authority; Binding. Seller has the limited partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Seller:

(i)	has been duly authorized by requisite limited partnership action; and

(ii)	does not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organization documents of Seller.

This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in proceeding at law or in equity).

c.	Consents; No Violation. Except as set forth in Schedule C, no consent, waiver, approval, order, authorization, preferential purchase right, right of first refusal, option, or other action by or filings with any governmental authority or other person is required in connection with the execution, delivery and performance by Seller of this Agreement. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will violate or conflict in any material respect with (or result in the acceleration of material rights, benefits or payments under) any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which Seller, the Assets are subject.

d.	Lawsuits. Except as set forth on Schedule D, there are no lawsuits or other proceedings pending, against Seller or the Assets by or before any Governmental Authority or by any third party. To Seller’s knowledge, Seller has not received written notice of any material demands or material claims threatened, against or affecting Seller or the Assets.

e.	Taxes. (i) None of the Assets is considered to be held in a partnership for federal income Tax purposes; (ii) to Seller’s knowledge, all Tax Returns required to be filed by Seller have been timely filed and all such Tax Returns are true, correct and complete, in each case to the extent that such failure to file or inaccuracy could result in liability to Purchaser; (iii) all Taxes of Seller that are or have become due have been timely paid, and Seller is not delinquent in the payment of any such Taxes, to the extent that the failure to timely or properly pay could result in liability to Purchaser; (iv) there is no claim pending by any Governmental Authority in connection with any Tax or any Tax Return of Seller (including without limitation any audit or similar proceeding) which could adversely affect Purchaser; and (v) there are no liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax.

f.	Contracts and Restrictions. Except as set forth in Schedule F:

(i) None of the Assets to be conveyed to Purchaser are subject to or bound by (w) any dedication obligations, (x) non-competition agreements, or similar agreements, restricting Seller from engaging any business or pursuing any opportunities, (y) any areas of mutual interest or similar obligations, or (z) any capital commitments, outstanding authorities for expenditure, drilling commitments or requirements (other than as set forth in this Agreement); and

(ii) Except as set forth on Schedule F, none of the Assets to be conveyed to Purchaser are subject to or bound by any other contracts, agreements or commitments which would be assigned to Purchaser at Closing (or for which Purchaser would otherwise be bound by upon Closing) (collectively, the “Contracts”). Seller has provided Purchaser true, correct and complete copies of the Contracts, together with all amendments thereto, and no default or breach of any Contracts has occurred.

g.	Leases. To the best of Seller knowledge, belief, and information and except for those matters listed on Schedule G, each of the Assets are in full force and effect, and there is no breach or default existing under the any of same.

h.	Brokers. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Purchaser shall have any responsibility whatsoever.

i.	Compliance with Laws. Except with respect to matters set forth in Schedule I, to Seller’s knowledge, Seller and the Assets to be conveyed to Purchaser are in compliance with all applicable Laws (including rules of common law and Environmental Laws). Except as set forth in Schedule I, Seller has not received any communication from any Governmental Authority or any other third party or person that alleges that the interests to be assigned may not be in compliance in any respect, or may be subject to liability, under any Laws; and to the Seller’s knowledge, there are no investigations or reviews pending or threatened by any Governmental Authority relating to any alleged violation arising out of the ownership, development or operation of the Assets.

j.	Preferential Rights. Except as set forth in Schedule J , no preferential purchase right, right of first refusal, option, or other action by or filings with any Governmental Authority or other person is required in connection with the execution, delivery and performance by Seller of this Agreement.

k.

Wells and Equipment; Production; Take-or-Pay. Except as set forth on Schedule K, all currently producing Wells and related operating Equipment are adequate to maintain normal producing operations in accordance with current practices, ordinary wear and tear excepted. Seller has all easements, rights of way, licenses and authorizations, whether from Governmental Authorities or third parties, necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by Seller and in compliance with all Laws. Except as set forth in Schedule K, (i) all Wells have been drilled and completed within the boundaries of the

Assets or within the limits otherwise permitted by applicable law; (ii) all drilling and completion operations of the Wells and all development and operations of the Assets have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Authority (including applicable Environmental Laws), (iii) no Well is subject to penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Date, and (iv) there are no prepayments, forward gas sales contracts, or other commitments by the Seller (or to which the Assets are otherwise subject) for which production of any Hydrocarbons allocable to the Assets would not be entitled to immediate payment therefore by the purchaser of such Hydrocarbons.

l.	Gas Imbalances. Schedule L sets forth all material Imbalances associated with the Assets as of the Effective Date.

m.	Plugging and Abandonment Status. Except as set forth on Schedule M, there is no current obligation under applicable Laws, or regulations or rules of Governmental Authorities to plug and abandon any Wells or Equipment or to decommission or remove any Equipment, nor is there any condition that could result in an obligation to plug, abandon, or decommission or remove any of the same within the twelve (12) months immediately following the Closing. For each such Well or Equipment, dates and deadlines relevant to any applicable regulatory obligations are set forth in Schedule M.

n.	Reversionary Interests. Except as set out in Schedule N, neither the Assets nor any Wells are subject to any reversionary, back-in or similar rights, the exercise or triggering of which would reduce any of the Seller’s respective Net Revenue Interests in the Assets to less than the Net Revenue Interests set forth in Exhibit 1, or increase Seller’s Working Interest above what is set forth in in Exhibit 1. To the extent that Schedule N reflects that there are some Assets or Wells that are subject to such reversionary, back-in or similar rights, then Schedule N shall also accurately set forth the payout status (and such other status relevant to any reversionary or back-in interest) thereof as of the date specified therefor in Schedule N.

o.	Dormant Wells. To Seller’s knowledge, Schedule O sets forth an accurate and complete list and description of any inactive, dormant, plugged (whether temporarily or permanently plugged) or abandoned wells, pipelines or facilities located on or allocable to the Assets.

p.	Bonds and Guaranties. Schedule P sets forth an accurate and complete description of all Seller Guaranties relative to the ownership, operation, development or disposition of the Assets except any bonds or letters of credit given to local municipalities in connection with road maintenance agreements which will not be assigned to Purchaser. Except with respect to matters set forth in Schedule P, Seller is not in breach or violation of any Seller Guaranty instruments or documents governing the same as attributable to the Assets. Schedule P sets forth which items of Seller Guaranties will be transferred to Purchaser at Closing and which items of Seller Guaranties must be replaced as of Closing by Purchaser (or an affiliate of Purchaser).

q.	Suspended Funds. Schedule Q sets forth an accurate and complete description of all amounts held in suspense by Seller relative to the interests (or disputed interests) of co-interest owners relating to the Assets.

r.	Payment of Expenses. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets) relating to the ownership or operation of the Properties, and for which such Seller has received a bill, invoice or other written request for payment have been, and are being, paid timely, and before the same become delinquent by such Seller, except for expenses any expenses being disputed in good faith by Seller.

2. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, both as of the date of this Agreement and as of the Closing, the following:

a.	Formation. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business as a limited liability company in all jurisdictions where the nature of its properties or business requires it.

b.	Authority; Binding. Purchaser has the company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Purchaser:

(i) has been duly authorized by requisite company action; and

(ii) does not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the certificate of formation or operating agreement of Purchaser.

This Agreement constitutes a legal, valid and binding obligation of Purchaser , enforceable against Purchaser except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)

c.	Consents; No Violation. Except as set forth on Schedule 2(C), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other person is required in connection with the execution, delivery and performance by Purchaser of this Agreement. Neither the execution and delivery of this Agreement by Purchaser , nor the consummation of the transactions contemplated hereby, will violate or conflict in any material respect with (or result in the acceleration of material rights, benefits or payments under) any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which Purchaser is subject affecting the area where the Assets are located.

ATTACHMENT “E”

ALLOCATED VALUES

[REDACTED]*

ATTACHMENT “F”

NON-FOREIGN AFFIDAVIT

This affidavit is being delivered in connection with the Purchase and Sale Agreement dated                 2014, by and among SWEPI LP, a Delaware limited partnership (“Seller”) and R.E. GAS DEVELOPMENT, LLC, a Delaware limited liability company (“Purchaser”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller in connection with the transaction, the undersigned hereby certifies on behalf of Seller that:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations);

2. Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the U.S. Treasury Regulations;

3. Seller’s U.S. employer identification number is [                    ]; and

4. Seller’s office address is [                                        ].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned representative of Seller hereby declares that he has examined this certification and, to the best of his knowledge and belief, it is true, correct, and complete, and the undersigned representative further declares that he has authority to sign this document on behalf of Seller.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Non-Foreign Affidavit in the name and on behalf of Seller, effective as of the date set forth below.

Dated as of                 , 2014.

SWEPI LP

By:
Name:
Title:

ATTACHMENT “G”

CERTAIN COVENANTS AND AGREEMENTS

1. SEC Financial Statements and Auditor’s Consents. Following the Closing, Seller shall, in a manner consistent with its past practice with respect to the preparation of financial information, reasonably cooperate with Purchaser in connection with the preparation of the financial statements with respect to the Assets required by the Securities and Exchange Commission (the “SEC”) that will be required of Purchaser (or its Affiliate) by the SEC in connection with reports, registration statements and other reports to be made by Purchaser (or its Affiliate) with respect to the Assets to be acquired pursuant to this Agreement with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Without limiting the generality of the forgoing, Seller shall have no obligation to provide any financial statements that are not required by the SEC, and Purchaser shall use commercially reasonable efforts to minimize the periods and dates presented of financial statements and other information to be included in such financial statements that would otherwise be required by the SEC, including, by promptly seeking waivers, exemptions or advice from the staff of the SEC.

2. Financing Cooperation.

Seller and its Affiliates shall, and shall cause each of its Representatives to, use commercially reasonable efforts to provide to Purchaser such cooperation reasonably requested by Purchaser in connection with arrangement, syndication and consummation of an equity or debt financing, including:

(a) providing any information reasonably requested by Purchaser for the preparation of materials for rating agency presentations and materials, offering documents, syndication documents and materials, including confidential information memoranda, private placement memoranda, offering memoranda, lender and investor presentations, bank information memoranda, registration statements, prospectuses (registered or otherwise) and other similar documents and materials for such financing, including execution and delivery of customary representation letters in connection with an audit of the Business and auditors comfort letter, in each case as reasonably requested by Purchaser and customary for financings of similar nature (collectively, the “Offering Documentation”);

(b) promptly providing the Required Information;

(c) using commercially reasonable efforts to facilitate the obtaining of (A) audit reports, comfort letters, authorization letters and consents of accountants and auditors with respect to financial statements and other financial information for the Business for inclusion in any Offering Documentation and (B) legal opinions of internal and local legal counsel, in each case as reasonably requested by Purchaser and customary for financings of similar nature; and

(d) assisting Purchaser in obtaining corporate, credit, facility and securities ratings from rating agencies.

3. Operation of the Business.

From the date of this Agreement until the Closing occurs, Seller will continue to operate the Assets in the ordinary course of business and in compliance with all applicable Laws, including, without limitation, Environmental Laws, and in compliance with all Basic Documents. From the date hereof until Closing, Seller agrees not to:

(a) expend any funds in excess of [REDACTED]* per operation or per well, or make any commitments to expend funds in excess of [REDACTED]* per operation, or otherwise incur any other obligations or liabilities, other than in the ordinary course of business and as would a prudent operator, except in the event of an emergency requiring immediate action to protect human health or safety, prevent environmental contamination, or to preserve the Assets (including without limitation where needed to comply with any drilling obligations needed to maintain any Mineral Interest, which shall not include drilling a well unless Purchaser has expressly provided its prior written consent thereto);

(b) except where necessary to prevent the termination of a Mineral Interest or where needed to comply with any drilling obligations needed to maintain any Mineral Interest (in either case, Seller must seek Purchaser’s prior written consent thereto), propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the abandonment of any wells relating to the Oil and Gas Interests (and Seller agrees that it will advise and consult with Purchaser with respect to any such proposals made by third parties);

(c) sell, transfer, abandon or burden any portion of the Assets other than by sales and dispositions of Hydrocarbons in the ordinary course of business and items of materials, supplies, Equipment, improvements or other personal property or fixtures forming a part of the Assets that have become obsolete or unusable for which replacement equipment has been obtained;

(d) enter into any new contract or materially amend any contract that will constitute part of the Assets;

(e) fail to maintain any Governmental Authorization affecting the Assets;

(f) enter into any settlement of any material issues with respect to any assets or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability; or

(g) reduce or terminate Seller’s existing insurance coverage for the Assets.

Requests for approval of any action restricted by this Section 3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mr. F. Scott Hodges

Rex Energy Corporation

366 Walker Drive

State College, PA 16801

Email: fshodges@rexenergycorp.com

Phone: 814-278-7279

Fax: 814-404-1285

4. Operatorship. Between the Execution Date and Closing, Seller and Purchaser shall prepare and mutually agree upon all appropriate forms, declarations, or bonds required to be filed with Governmental Authorities relative to Purchaser’s assumption of operation of the Assets, including but not limited to PA DEP forms 5500-FM-OG0099, 5500-PM-OG0010, 5500-FM-OG0042, and either 5500-FM-OG0036 or 5500-FM-OG0041, stating that the Seller Guaranties described in Schedule P are to be replaced, if applicable. To the extent any such forms, declarations, or bonds may be filed prior to Closing, Seller and Purchaser shall file such forms with the appropriate Governmental Authorities prior to Closing, to be effective upon Closing. With respect to any such forms, declarations, or bonds not filed prior to Closing, Seller and Purchaser shall promptly (and in any event, no later than ten (10) days after the Closing) file all such agreed to forms, declarations, and bonds with the appropriate Governmental Authorities. Seller makes no representation or warranty or provides any assurance that Purchaser shall succeed Seller as operator of any portion of the Properties. Seller agrees, however, that, as to the Assets which it operates, it shall use its commercially reasonable efforts to support Purchaser’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Purchaser as successor operator of such Assets effective as of Closing. To that end, Seller, within five (5) Business Days after the Execution Date, shall submit notice of its intent to resign as operator of such Assets in connection the sale to Purchaser and the desire and recommendation that Purchaser succeed Seller as operator to the co-interest owners in the Assets as may be necessary under the joint operating agreements or required to approve Purchaser as the successor operator thereof, and request that they evidence in writing their approval of Purchaser as successor operator prior to the Closing Date. Purchaser agrees that it will promptly take such actions as are necessary to become the successor operator of those Properties now operated by Seller and to obtain all necessary approvals of Governmental Authorities. If any Governmental Authority has not accepted Purchaser as operator of any Assets at the time of Closing, then to the extent permissible under applicable Laws, Seller shall act as operator of the Assets under the terms of a mutually-agreed form of a Transition Services Agreement signed by the Parties at Closing until such time as all applicable Governmental Authorities approve Purchaser as operator of the Assets. If any Governmental Authority has not accepted Purchaser as operator of any Assets by six (6) months from the date of Closing, Purchaser shall have thirty (30) days, or longer by mutual agreement of the Parties, to find and designate a substitute operator, reasonably acceptable to Seller, that is approved by such Governmental Authorities to act as operator of such Assets, or else Seller shall plug, abandon, decommission, and reclaim the Assets at the sole risk, cost, and expense of Purchaser. PURCHASER SHALL INDEMNIFY AND HOLD HARMLESS SELLER AGAINST ALL CLAIMS, LOSSES AND LIABILITIES, IF ANY, RESULTING FROM PURCHASER’S OPERATION OF THE ASSETS DURING THE TIME PERIOD BETWEEN CLOSING AND PURCHASER OBTAINING ANY NECESSARY APPROVALS FROM GOVERNMENTAL AUTHORITIES EXCEPT TO THE EXTENT SUCH CLAIMS ARISE FROM OR ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS AFFILIATES.

5. Non-Competition. For a period of [REDACTED]* after the Closing Date, Seller shall not (and shall cause its Affiliates to not), directly or indirectly, lease, purchase, exchange or otherwise acquire, [REDACTED]*.

6. Consents to Assignment and Preferential Rights to Purchase. Promptly after the execution of this Agreement, Seller shall prepare and send (i) notices to the holders of any required consents to assignment, including without limitation, those set forth on Schedule C requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights, including without limitation, those set forth on Schedule J in compliance with the terms of such rights and requesting waivers of such rights. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset. Seller shall use commercially reasonable efforts (at no cost to Seller) to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the Closing. If any third party exercises a preferential right to purchase any Assets prior to the Closing, Seller shall retain such Asset in order to convey such Asset(s) to such third party, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset.

7. Access Agreement. Purchaser and Seller shall enter into (i) an Access Agreement substantially in the form attached hereto as Exhibit “7” relating to pre-Closing due diligence, and (ii) a Bi-Lateral Access

Agreement under mutually acceptable terms to facilitate each Party’s access to the Properties to facilitate such activities as post-Closing due diligence, curative work, and remedial work on any Retained Obligations.

8. Performance Deposit. Upon execution of this Agreement, Purchaser shall pay by wire transfer to Seller [REDACTED]* in good and immediately available funds, as a performance deposit (the “Performance Deposit”) on the Assets to be transferred to Purchaser hereunder. The Performance Deposit shall be paid by wire transfer to Seller, using the following instructions:

SWEPI LP

[REDACTED]*

This Performance Deposit is solely to assure the performance of Purchaser pursuant to the terms and conditions of this Agreement. If the Closing occurs, the Performance Deposit shall be applied toward the Purchase Price. If all of Purchaser’s conditions to Closing are satisfied, but Purchaser fails or refuses for any reason (including failure to obtain financing) to close the transaction in accordance with the terms hereof (“Purchaser’s Closing Breach”), then Seller shall have the right, as its sole and exclusive remedy to terminate this Agreement [REDACTED]*. Purchaser’s failure to close shall not be considered wrongful and Purchaser shall be entitled to the Performance Deposit if (a) Purchaser’s conditions under Section 3.A.i are not satisfied through no fault of Purchaser and are not waived, (b) Purchaser or Seller has terminated this Agreement as of right under Article 11.A.(i), (iii), (iv), (v), or (vi); or (c) Seller fails, refuses or is unable for any reason to close the transaction in accordance with the terms hereof, or breaches this Agreement prior to Closing, in each of which cases Seller shall return the Performance Deposit to Purchaser within ten (10) Business Days of the receipt of notice of termination. For the sake of clarity, if this Agreement is terminated for any reason other than Purchaser’s Closing Breach, then the Performance Deposit shall be paid and returned to Purchaser.

9. Plugging and Abandonment. On or before the date that is [REDACTED]* after the Closing Date (the “CO Date”), Purchaser will use commercially reasonable efforts to enter into a Consent Order Agreement with the Pennsylvania Department of Environmental Protection (“PADEP”) or to obtain other authorization from the PADEP to allow Purchaser to plug and abandon those Wells listed on Schedule M. Upon Purchaser obtaining such Consent Order Agreement (or other appropriate authorization): (a) Seller shall execute and deliver an assignment conveying the Wells listed in Schedule M to Purchaser (or its Assignee), substantially in the form attached hereto as Exhibit “2”, along with any other forms, declarations, or other documents necessary to transfer such Wells, and (b) Purchaser (or its Assignee) shall plug, abandon, and decommission such Wells in accordance with applicable Environmental Laws, rules or regulations. If Purchaser fails to obtain such Consent Order Agreement (or other appropriate authorization) by the CO Date with regard to either Well, Seller shall retain such Wells listed in Schedule M, and Seller shall plug, abandon, and decommission such Wells in accordance with applicable Environmental Laws, rules or regulations, and in a cost-effective manner consistent with generally accepted industry practices, but Purchaser shall reimburse Seller for the actual out-of-pocket costs incurred by Seller related to such plugging, abandonment and decommissioning up to an aggregate maximum amount of [REDACTED]* per Well so retained by Seller.

10. Firm Transportation. Seller’s Affiliate and Purchaser shall take the necessary steps to transfer to Purchaser, in accordance with applicable Federal Energy Regulatory Commission regulations, the following firm transportation contracts on [REDACTED]* and [REDACTED]* that are currently held by Seller’s Affiliate:

[REDACTED]*; and

[REDACTED]*.